Exhibit 10.28

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of July 31, 2006 (“Effective Date”), by and between IT&E International Group, Inc. (“Company”) and Philip Lavin, Ph.D. (“Executive”).

RECITALS

A.            Company and Executive entered into an Agreement and Plan of Merger, dated as of the date hereof by and among the Company, IT&E Merger Sub, Inc., IT&E Acquisition Co., Inc. and Averion Inc. (the “Merger”).  Prior to the Merger, Executive was Chief Executive Officer of Averion Inc.

B.            Concurrent with the closing of the Merger, Company desires to retain the services of Executive, and Executive is willing to provide such services to the Company.

C.            Company and Executive desire to enter into this Agreement to provide for Executive’s employment by the Company, upon the terms and conditions set forth herein.

The parties hereby agree as follows:

1.             Duties.

1.1.          Position.  Executive shall serve as Chief Executive Officer of the Company and shall have the duties and responsibilities incident to such position and such other duties as may be determined in consultation with the Company’s Board of Directors (“Board of Directors”) which shall include, without limitation, those duties related to strategic management of the Company and those duties related to being a representative to the Federal Drug Administration and as a statistical expert.  Executive shall perform faithfully, cooperatively and diligently all of his job duties and responsibilities.  Executive agrees to and shall devote his full time, attention and effort to the business of the Company, its subsidiaries and affiliates, and other assignments as directed by the Company’s Board of Directors; provided that Executive may engage in such other activities set forth as exceptions to Executive’s obligations pursuant to Section 2.1(a) of that certain Non-Competition and Non-Solicitation Agreement dated as of even date hereof between the Company and Executive (the “Non-Competition Agreement”), so long as such activities shall not interfere in any material way with Executive’s obligations under this Agreement.

1.2.          Best Efforts.  Executive will expend his best efforts on behalf of Company in connection with his employment and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances.

2.             Employment Term.  The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue until that date which is sixty (60) months after the Effective Date (the “Employment Term”), unless earlier terminated by either the Executive or the Company.

3.             Compensation.

3.1.          Base Salary.  As compensation for Executive’s performance of his duties hereunder, Company shall pay to Executive an initial base salary of Twenty-Five Thousand Dollars ($25,000) per month, starting on the date hereof, which if annualized, would represent Three Hundred Thousand Dollars ($300,000) (“Annual Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.  In January 2007 and in January each year thereafter, the Board of Directors shall review Executive’s Annual Base Salary and consider an increase thereto.

3.2.          Annual Bonus.  In addition to the Annual Base Salary, effective January 1, 2007 and annually thereafter, Executive shall be eligible to receive an annual cash bonus in an amount equal to fifty percent (50%) of the Annual Base Salary, as determined by the Board of Directors based upon the satisfaction of certain objective criteria and performance standards established annually by mutual agreement of the Executive and the Board of Directors.

3.3.          Stock Options.  Executive shall be eligible to receive stock options, restricted stock or other equity incentive grants pursuant to one or more equity incentive plans offered by the Company from time to time, subject to the approval of the Board of Directors.  Any and all stock options previously granted to Executive by Company will continue to vest throughout the Employment Term.

4.             Health and Welfare Benefit Plans.  The Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under health and welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical prescription, dental disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to employees of the Company.

5.             Customary Benefits.  Executive shall be entitled to all customary and usual fringe benefits and shall be entitled to participate in all savings and retirement plans, practices, policies and programs generally applicable to employees of the Company that are in effect during the Employment Term, subject to the terms and conditions of Company’s benefit plan documents, as applicable.  Company reserves the right to change or eliminate the fringe benefits or plans, practices and programs on a company-wide, prospective basis, at any time.

6.             Business Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of Company.  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

7.             Vacation.  Executive shall be entitled to an aggregate of thirty (30) days of paid vacation, personal and sick days each calendar year, effective 2006 and each year thereafter, in accordance with the Company’s plans, policies and programs then in effect.

8.             Severance Package Upon Termination of Employment Other Than for Cause.  If (i) the Company terminates Executive’s employment without Cause, (ii) Executive resigns as an employee of the Company for Good Reason or (iii) the Executive is Disabled (as defined below), the Company agrees to provide Executive with the Severance Package described in Section 8.1 below in accordance with the payment schedule set forth in Section 8.2 below, provided Executive agrees to comply with all of the conditions set forth in Section 8.3 below.

8.1.          Description of Severance Package.  The “Severance Package” will consist of:

(a)           all Accrued Obligations (defined below);

(b)           a “Severance Payment” equal to two (2) years of Executive’s then in effect Base Salary; and

(c)           Upon termination of employment, the Executive will be allowed to continue in the Company’s group health insurance plan at the Executive’s own expense for up to eighteen (18) months, in accordance with applicable law (COBRA).  However, if the Executive elects COBRA coverage, the Company will pay the first twelve (12) months of COBRA coverage; provided that the Executive shall pay any such premiums himself during the six (6) month period following the Executive’s “separation from service” as defined in Section 409A(a)(2)(A)(i) of the U.S. Internal Revenue Code (the “Code”) and the Company shall reimburse the Executive for payment of such premiums in a single lump sum payment on the first day of the seventh (7th) month following the Executive “separation from service,” if (1) Section 9.1 of this Agreement shall apply and (2) no exemption from Section 409A of the Code, as mutually determined by the Company, Company’s tax counsel, Executive and Executive’s tax counsel, shall otherwise apply to the Company’s payments for COBRA coverage during such six (6) month period.

8.2.          Payments.

(a)           The Severance Package will be paid less required deductions for state and federal withholding tax, social security and all other employment taxes as required by law.  The Accrued Obligations defined in Section 10.1 will be paid in a single lump sum payment on the date that is thirty (30) days after the Date of Termination, unless otherwise required by law; provided that the conditions to receive the Severance Package (set forth in Section 8.3 of this Agreement are then satisfied.  The Severance Payment described in Section 8.1(b) will be paid in equal monthly installments for a period of two (2) years (the “Severance Period”), with the first such installment to be paid on the first day of the month that coincides with or follows the date that is thirty (30) days after the Date of Termination.

(b)           Executive shall designate a beneficiary to receive any payments due him in the event of his death by filing a written designation with the Company in the form attached hereto as Exhibit C.  However, any such designation will only be effective if signed by Executive and received by the

Company during Executive’s lifetime.  Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases Executive or if Executive names a spouse as a beneficiary and the marriage is subsequently dissolved before Executive dies.  If Executive dies without a valid beneficiary designation, all payments shall be made to Executive’s estate.

(c)           If a payment under this Agreement is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Company from all liability with respect to such benefit.

8.3.          Conditions to Receive Severance Package.  Executive will receive the Severance Package described above only if he complies with all of the following conditions and continues to comply with the following for the duration of the Severance Period:

(a)           Executive executes a full general release in favor of the Company (the “General Release”) in the form attached hereto as Exhibit A;

(b)           Executive reaffirms in writing and complies with the Non-Competition Agreement in accordance with the terms thereof.

(c)           Executive complies with the Company’s then in effect trade secrets policies and the Employee Proprietary Information and Inventions Agreement (the “Information and Inventions Agreement”), attached hereto as Exhibit B, or any future version of an inventions and proprietary information agreement between Executive and the Company in accordance with the terms thereof.

The Company’s obligation to make payments under this Section 8 shall be suspended if at any time Executive is not in compliance with any of the foregoing agreements.  Payments shall resume, however, effective with the next payroll period following the date Executive resumes compliance with the foregoing agreements.  However, amounts that would otherwise have been payable to Executive during the period of suspension shall be permanently forfeited and, in any event, all payments shall cease at the conclusion of the “Severance Period.”  Similarly, the Executive’s obligations, pursuant to this Section 8, to comply with the covenants set forth in Section 2.1(a) of the Non-Competition Agreement shall cease if at any time the Company shall fail to pay Executive the Severance Payment to which Executive is entitled pursuant to this Section 8 for a period of thirty (30) days after such payment is due.

9.             Section 409A of the U.S. Internal Revenue Code.

9.1.          The Specified Employee Rule.  To the extent any amount payable under this Agreement represents a payment under a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code following a termination of employment or any “separation from service” as defined in Section 409A(a)(2)(A)(i) of the Code), then, notwithstanding any other provision of this Agreement to the contrary, such payment shall be delayed and made on the first day of the seventh (7th) month following Executive’s “separation from service,” but only if the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code.

9.2.          Good Faith Intention.  The Company and Executive intend in good faith that this Agreement comply with the applicable requirements of Section 409A of the Code and that this Agreement be construed, interpreted and administered in accordance with such intent.  If the Company or Executive believes, at any time, that this Agreement does not comply with Section 409A of the Code, it will promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of this Agreement, with the most limited possible economic effect on Company and Executive, such that it complies with Section 409A of the Code.

10.           Definitions.

10.1.        Accrued Obligations.  For purposes of this Agreement, “Accrued Obligations” shall mean:  (i) payment of Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; and (ii) payment of any accrued vacation pay not yet paid by Company.

10.2.        Cause.  For purposes of this Agreement, “Cause” shall mean: (i) any willful, material violation of any law or regulation applicable to the business of the Company or any subsidiary of the Company; (ii) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration of a common law fraud; (iii) commission of an act of personal dishonesty which involves personal profit in connection with the Company or any subsidiary of the Company, or any other entity having a business relationship with the Company or any subsidiary of the Company; (iv) any material breach of any provision of any agreement or understanding between the Company or any subsidiary of the Company and Executive regarding the terms of Executive’s service as an employee, officer, director or consultant to the Company or any subsidiary of the Company, including without limitation, the willful and continued failure or refusal to perform the material duties required of Executive as an employee, officer, director or consultant of the Company or any subsidiary of the Company (other than as a result of disability) or a material breach of any applicable creative works assignment and confidentiality agreement or similar agreement between the Company or any subsidiary of the Company and Executive; (v) disregard of the policies of the Company or any subsidiary of the Company, so as to cause material loss, damage or injury to the property, reputation or employees of the Company or any subsidiary of the Company if Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply; or (vi) any material breach of the Non-Competition Agreement.

10.3.        Disability or Disabled.  For purposes of this Agreement, “Disability” or “Disabled” shall mean if Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by a physician selected by Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably or delayed).

10.4.        Good Reason.  For purposes of this Agreement, “Good Reason” shall mean:

(a)           A substantial diminution in Executive’s position, authority, duties or responsibilities as contemplated by Section 1 of this Agreement, excluding non-substantial changes in title or office, and excluding any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Company promptly after receipt of written notice thereof given by Executive;

(b)           Any failure by Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Company promptly after receipt of written notice thereof given by Executive;

(c)           Any reduction in Executive’s Base Salary or any reduction in the percentage of Executive’s Base Salary which is used to determine the maximum Annual Bonus to which Executive is eligible to receive during the term of this Agreement that is not a part of Company-wide reductions in salary or otherwise based on the Company’s financial performance; or

(d)           A Change in Control of the Company, where “Change of Control” means the first to occur of any of: (i) a change in the ownership of the Company, (ii) a change in the effective control of the Company, or (iii) a change in the ownership of a substantial portion of the assets of the Company (as these events are defined in Prop. Reg. § 1.409A-3(g), or as these definitions may later be modified by final regulation or other regulatory pronouncement); or

(e)           The Company requiring Executive to be based or spend a material amount of time at any office or location other than Southboro, Massachusetts office.

11.           Notice of Termination.  Any termination by Company for Cause or by Executive for Good Reason shall be communicated by a “Notice of Termination” to the other party hereto given in accordance with Section 16.6 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which:  (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice).  The failure by Executive or Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of Executive or Company hereunder or preclude Executive or Company from asserting such fact or circumstance in enforcing Executive’s or Company’s rights hereunder.  Any termination by Company without Cause or by Executive without Good Reason must be preceded by thirty (30) days’ advance written notice in accordance with the terms of Sections 11 and 16.6 of this Agreement.

12.           Date of Termination.  “Date of Termination” means the date of death, Disability or the date of delivery of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if Executive’s employment is terminated by Company other than for Cause or Executive resigns without Good Reason, the Date of Termination shall be at least thirty (30) days after the date of the applicable Notice of Termination.

13.           Confidentiality and Proprietary Rights.  Executive agrees to continue to abide by the Information and Inventions Agreement, which is attached to this Agreement as Exhibit B.

14.           Nondisparagement.  Executive agrees not to disparage, defame or make any negative or critical public statements, whether verbally or in writing, regarding the personal or business reputation, technology, products, practices or conduct of Company or any of Company’s officers or directors.  In addition, except as required by law, Executive shall not make any public statements regarding Company without the prior written approval of the Board of Directors.  Additionally, the Company agrees not to disparage, defame or make any negative or critical public statements, whether verbally or in writing, regarding the personal or business reputation of Executive.

15.           Injunctive Relief.  Executive acknowledges that Executive’s breach of the covenants contained in Sections 13 and 14 of this Agreement would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

16.           General Provisions.

16.1.        Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

16.2.        Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege; and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

16.3.        Severability.  In the event any provision of this Agreement is found to be unenforceable, invalid or illegal by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable, invalid or illegal provision shall be deemed deleted, and the legality, validity and enforceability of the remaining provisions shall not be affected thereby.

16.4.        Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review the Agreement and has had it reviewed and negotiated by legal counsel acting on his behalf, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

16.5.        Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the Commonwealth of Massachusetts, without reference to its conflicts of laws principles.

The Executive hereby agrees to submit to binding arbitration before the American Arbitration Association (“AAA”), in accordance with AAA’s Commercial Arbitration Rules (which means A WAIVER OF THE EXECUTIVE’S RIGHT TO SUE IN COURT AND PROCEED BY A JUDGE OR JURY TRIAL) all disputes and claims arising out of this Agreement.

16.6.        Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt); (ii) sent by facsimile (with written confirmation of receipt); or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below or on the signature pages hereto (or to such other address as a party may designate by notice to the other parties):

If to IT&E:	IT&E International Group, Inc. Attention: Kelly Alberts, President 505 Lomas Santa Fe Drive, Suite 200 Solana Beach, California 92075 Telephone: (858) 777-1644 Facsimile: (858) 366-0961

with a required copy to:	Foley & Lardner LLP Attention: Kenneth D. Polin, Esq. 402 West Broadway, Suite 2300 San Diego, California 92101 Telephone: (619) 234-6655 Facsimile: (619) 234-3510

If to Executive:	Philip Lavin, Ph.D. 225 Turnpike Road Southboro, Massachusetts 01772 Telephone: (508) 416-2616 Facsimile: (508) 791-8502

With a required copy to:	Mirick, O’Connell, DeMallie & Lougee, LLP Attention: Jeffrey L. Donaldson, Esq. 100 Front Street Worcester, MA 01608 Telephone: (508) 791-8500 Facsimile: (508) 791-8502

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

16.7.        Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties.  To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.  Each signatory below represents and warrants by his or her signature that he or she is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

16.8.        Survival.  Sections 8 (“Severance Package Upon Termination of Employment Other than for Cause”), 10 (“Definitions”), 13 (“Confidentiality and Proprietary Rights”), 14 (“Nondisparagement”), 15 (“Injunctive Relief”), 16 (“General Provisions”) and 17 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

17.           Entire Agreement.  This Agreement, including the Information and Inventions Agreement attached as Exhibit B, the Beneficiary Designation form attached hereto as Exhibit C, and the Non-Competition Agreement constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Executive and the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

[Remainder of Page Intentionally Left Blank]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	July 31, 2006	EXECUTIVE

/s/ Philip Lavin, Ph.D.
Philip Lavin, Ph.D.

Dated:	July 31, 2006	IT&E INTERNATIONAL GROUP, INC.

		By:	/s/ Alastair McEwan
			Name:	Alastair McEwan
			Title:	Chief Executive Officer

[Signature Page to Philip Lavin, Ph.D. Employment Agreement]

EXHIBIT A

FORM OF GENERAL RELEASE

GENERAL RELEASE OF CLAIMS

By signing this General Release of Claims (“Agreement”), I, Philip Lavin, Ph.D., acknowledge that IT&E International Group, Inc. (“IT&E”) and I have reached a final binding agreement as to the circumstances surrounding my separation from employment with IT&E.  Specifically, I acknowledge that we have agreed on the following agreement and that this document contains the entire agreement with respect to the subject matter hereof:

1.             Termination.  My employment status with IT&E will terminate effective                      , 200  .

2.             Severance.  In exchange for my entering into this Agreement, IT&E will pay me the Severance Amount as defined in Section 8 of that certain Executive Employment Agreement dated July 31, 2006 between me and the Company (the “Employment Agreement”) in accordance with the terms thereof.

3.             Release.  In return for the promises in Section 2 above, and contingent upon IT&E’s ongoing fulfillment of its obligation to:  (i) make timely severance payments to me pursuant to and in accordance with Section 8 of the Employment Agreement, (ii) pay me all amounts due pursuant to Section 3 of the Employment Agreement, and (iii) abide by its obligations under any equity incentive option agreements between me and IT&E, I on my own behalf, and on behalf of my grantees, agents, representatives, heirs, devisees, trustees, assigns, assignors, attorneys, or any other entities in which I have an interest (collectively “Releasors”), hereby release and forever discharge by this Agreement, IT&E, and each of its past and present agents, employees, representatives, officers, directors, shareholders, attorneys, accountants, insurers, advisors, consultants, affiliates, assigns, successors, heirs, predecessors in interest, joint ventures, and subsidiary, affiliate and commonly-controlled entities (collectively “Releasees”), from all liabilities, causes of actions, charges, complaints, suits, claims, obligations, costs, losses, damages, rights, judgments, attorneys’ fees, expenses, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever, whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, liquidated or unliquidated, including but not limited to those arising from or related to (i) my employment with, compensation by and/or separation from IT&E; and (ii) any acts or omissions occurring prior to the date of this Agreement by any and all Releasees, including those arising under any theory of law, whether common, constitutional, statutory or other of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which they had or may claim to have against any of the Releasees.  Releasors specifically release claims under all applicable state and federal laws, based on age, sex, pregnancy, race, color, national origin, marital status, religion, veteran status, disability, sexual orientation, medical condition, or other anti-discrimination laws, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act (Title 29, United States Code, Sections 621, et seq.) (“ADEA”), the Americans with Disabilities Act, the Fair Labor Standards Act, the Family Medical Leave Act, and the California Fair Employment and Housing Act, the California Workers’ Compensation Act, the California Labor Code, including Sections 200, et seq., 970 and 132a, the California Civil Code, and the California Constitution, as well as all common law claims, whether arising in tort or contract (collectively referred to as “Released Matters”).  If any governmental agency should assume jurisdiction over any claim, charge or complaint concerning alleged discrimination arising out of my employment with IT&E, Releasors also waive the right to recover damages or any other remedy as a result of such claim, charge or complaint.  I acknowledge and agree that, following the payment of the Severance Amount in accordance with Section 8 of the Employment Agreement, IT&E and Releasees have no other liabilities or obligations, of any kind or nature, owed to me in connection with or relating to my employment with the same.  I further agree and promise that I will not file any lawsuit or administrative claim or charge asserting any of the foregoing Released Matters.

4.             Release of Age Discrimination Claims.  I understand that the general release in Section 3 above includes a waiver of rights and claims which I may have arising under the ADEA.  I hereby represent that I have been advised to consult with an attorney of my choosing regarding the waiver of rights and claims under the ADEA.  I understand that by signing this Agreement, I waive my rights or claims under the ADEA.  I further understand that I am not waiving rights or claims under the ADEA that may arise after the effective date of this fully executed Agreement.

5.             Waiver.  I understand and agree that all of my rights under California Civil Code Section 1542 are expressly waived.  I understand that Section 1542 provides as follows:

A general release does not extend to claims that a creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.

I understand that waiving my rights under Civil Code Section 1542 means that even if I should eventually suffer some damage arising out of my employment and/or separation from employment with IT&E, that I will not be able to make any claims for those damages, even as to claims which may now exist, but which I do not know exist, and which if known would have affected my decision to sign this Agreement.

6.             No Wrongdoing.  I understand that, by signing this Agreement IT&E does not admit any wrongdoing.  I am also admitting no wrongdoing by signing this Agreement.  We agree that no use of this Agreement or any comments made by either party during our settlement discussions will be used by us or any of our representatives in connection with any subsequent legal action except for an action to enforce this Agreement.

7.             Confidential Information.  I understand that during my employment with IT&E I had access to IT&E confidential information, including but not limited to, client and vendor lists, financial data, marketing plans and sales techniques, that has or could have value to IT&E, which if disclosed could be detrimental to IT&E, and which IT&E has taken reasonable steps to prevent from disclosure to the general public.  In addition to any other obligation of confidentiality to which I may be bound with respect to any confidential information of IT&E:

7.1.          I agree that I will not use, disclose or reveal to any third party any IT&E confidential information, regardless of whether or not such information is marked as “confidential”.

7.2.          I agree that I have returned all IT&E confidential or proprietary information, documents, materials, apparatus, equipment, other physical property or the reproduction of any such property to IT&E.

7.3.          I recognize that the unauthorized use or disclosure of IT&E’s confidential information is unlawful and that IT&E may obtain damages against me for any willful misappropriation, including damages and attorney fees.

8.             Confidentiality of Agreement.  I agree that the terms and conditions of this Agreement are confidential and shall not be discussed, disclosed or revealed by me to any third party, except to my attorneys, tax advisors and spouse, and except insofar as I am compelled by law to disclose it.

9.             Non-Disparagement.  In addition to any other non-disparagement agreement to which I may be bound, I expressly agree that I will not in any way disparage or otherwise cause to be published or disseminated any negative statements, remarks, comments or information regarding IT&E or any Releasee.

10.           General.  I acknowledge that I have carefully read and fully understand the nature of this Agreement, that I have been advised to consult with an attorney of my choosing before executing this Agreement, that I have had the opportunity to consider this Agreement, and that all of my questions concerning this Agreement have been answered to my satisfaction.  I also agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply in the interpretation of this Agreement.  The provisions of this Agreement together with the applicable provisions of the Employment Agreement and exhibits thereto, set forth the entire agreement between me and Employer concerning my employment with the same, my severance pay and benefits and my termination of employment.  Any other promises, written or oral, are replaced by provision of this Agreement, and are no longer effective unless they are contained in this document or are expressly deemed to survive the termination of my employment with IT&E in accordance with the terms of the written document in which they are contained.  I acknowledge that I have received all compensation to which I am currently entitled through my separation date, including, without limitation, salary, bonuses and vacation pay.

11.           Attorneys Fees.  If any proceeding or action is brought by either party to enforce or interpret the terms of this Agreement, the prevailing party in such proceeding or action shall be entitled to recover from the other its costs of suit, including, without limitation, reasonable attorneys’ fees.

12.           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the Commonwealth of Massachusetts, without reference to its conflicts of laws principles.

I hereby agree to submit to binding arbitration before the American Arbitration Association (which means A WAIVER OF THE EXECUTIVE’S RIGHT TO SUE IN COURT AND PROCEED BY A JUDGE OR JURY TRIAL) all disputes and claims arising out of this Agreement.  I further and understand and agree that I shall execute IT&E’s standard agreement to arbitrate, which is separate from this Agreement and may be contained in IT&E’s Employee Handbook.  This Agreement will be the exclusive method to resolve all disputes or controversies that I or the Company may have, whether or not arising out of the my employment or termination of that employment with the Company.  THE AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF ANY RIGHT THAT I OR THE COMPANY MAY HAVE TO LITIGATE ANY CLAIM IN COURT IN A JUDGE OR JURY TRIAL.

* * * * IMPORTANT NOTICE * * * *

This Agreement includes a waiver of rights and claims that I may have arising under the Age Discrimination in Employment Act of 1967 (Title 29, United States Code, 621 et seq.).  This waiver is in exchange for the consideration described in paragraph 2 above.  Pursuant to the Older Workers Benefit Protection Act (Public) law 101-433; 1990 S. 1551), I acknowledge that this Agreement is intended to apply as a waiver of rights and claims arising under the Age Discrimination in Employment Act of 1967.

However, by executing this Agreement, I do not waive rights and claims under the Age Discrimination in Employment Act that may arise after the date of this Agreement is executed.                      (Initials)

I ACKNOWLEDGE THAT I HAVE THE OPPORTUNITY TO CONSIDER THIS AGREEMENT FOR 21 DAYS.  SHOULD I DECIDE NOT TO USE THE FULL 21 DAYS, I KNOWINGLY AND VOLUNTARILY WAIVE ANY CLAIMS THAT I WAS NOT IN FACT GIVEN THAT PERIOD OF TIME OR DID NOT USE THE ENTIRE 21 DAYS TO CONSULT AN ATTORNEY AND/OR CONSIDER THIS AGREEMENT.  I ACKNOWLEDGE AND UNDERSTAND THAT FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING MY EXECUTION OF THIS AGREEMENT, I MAY REVOKE THIS AGREEMENT AND RELEASE, AND THE RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS SEVEN (7) DAY REVOCATION PERIOD HAS EXPIRED.  IF I DO NOT REVOKE THIS AGREEMENT AND THE RELEASE IN THE TIME FRAME SPECIFIED, THIS AGREEMENT AND RELEASE SHALL BE DEEMED TO BE EFFECTIVE AT 12:01 A.M. ON THE EIGHTH DAY AFTER I EXECUTE THE SAME.                      (Initials)

In exchange for the mutual promises contained in this Agreement, the parties execute this Agreement as of the date set forth below.

Dated:	, 200
Philip Lavin, Ph.D. Employee (Signature)

IT&E International Group, Inc.

Dated:	, 200

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by IT&E International Group, Inc. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.             NONDISCLOSURE.

1.1          Recognition of Company’s Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2          Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, the term “Proprietary Information” includes (a) tangible and intangible information relating to compounds, biological materials, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, products, ideas, processes, know-how, inventions, developments, designs, techniques, formulas, works of authorship, methods, developmental or experimental work, clinical data, test data, improvements, discoveries and trade secrets (hereinafter collectively referred to as “Inventions”); and (b) plans for research, development and new products, marketing and selling information, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers and vendors, and information regarding the skills and compensation of other employees of the Company.

1.3          Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized in writing by an officer of the Company.

1.4          No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.             ASSIGNMENT OF INVENTIONS.

2.1          Proprietary Rights.  The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2          Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Schedule 2 (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Schedule 2 but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Schedule 2 for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3          Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions”.

2.4          Nonassignable Inventions.  This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”).  I have reviewed the notification on Schedule 1 (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5          Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6          Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7          Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8          Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.            RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.             ADDITIONAL ACTIVITIES.  I agree that during the period of my employment by the Company I will abide by the terms and conditions of that certain Non-Competition and Non-Solicitation Agreement dated as of even date hereof between myself and the Company (the “Non-Competition Agreement”).

5.             NO CONFLICTING OBLIGATION.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.             RETURN OF COMPANY DOCUMENTS.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

7.             LEGAL AND EQUITABLE REMEDIES.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.             NOTICES.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.             NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.          GENERAL PROVISIONS.

10.1        Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the Commonwealth of Massachusetts.  Any claims or legal actions arising from or related to this Agreement shall be commenced and maintained in a state or federal court located in Massachusetts.

10.2        Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3        Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4        Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5        Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6        Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7        Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement, including the Employment Agreement to which the Agreement is attached (the “Employment Agreement”), and the Non-Competition Agreement constitute the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersede and merges all prior discussions between us; provided that the terms of the Employment Agreement shall govern to the extent inconsistent with any terms contained herein.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely:

July 31, 2006

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT SCHEDULE 2 TO THIS AGREEMENT.

Dated:	July 31, 2006

/s/ Philip Lavin, Ph.D.
(Signature)

Philip Lavin, Ph.D.
(Printed Name)

4 California Avenue Framingham, MA 01701
(Address)

Accepted And Agreed To:

IT&E International Group, Inc.

By:	/s/ Alastair McEwan
Name:	Alastair McEwan
Title:	Chief Executive Officer

[Signature Page to Employee Proprietary Information And Inventions Agreement]

SCHEDULE 1

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.             Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2.             Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

	By:	Philip T. Lavin
(printed name of employee)

	Date:	July 31, 2006

WITNESSED BY:

Rose-Ellen Padavano
(printed name of representative)

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SCHEDULE 2

TO:                         IT&E International Group, Inc.

FROM:                                                       Philip T. Lavin

DATE:                                                           July 31, 2006

SUBJECT:            PREVIOUS INVENTIONS

1.             Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by IT&E International Group, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐            No inventions or improvements.

☒           See below:

All specialized software for sample size calculation and data analysis generated prior to June 25, 2006.  All statistical or programming techniques defined or proposed in documents, technical reports, publications, and presentations developed, co-authored, or given by Dr. Philip Lavin in journals, technical reports, or talks.

☐            Additional sheets attached.

2.             Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐            Additional sheets attached.

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